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                                                                 Exhibit 10.26.2

LIBRA INVESTMENTS, INC.
11766 Wilshire Boulevard
Suite 870
Los Angeles, CA 90025

                                            August 6, 1997

CD RADIO, INC.
Sixth Floor

1001 22nd Street, N.W.
Washington, D.C. 20037
Attn:  Mr. David Margolese

Dear David:

                  I understand from David Batchelder and John Sullivan that Merrill Lynch has been selected to act as CD Radio's dealer manager in connection with the proposed exchange of new preferred stock for the 5% Delayed Convertible Preferred Stock placed by Libra.

                  As you may recall, Libra was previously engaged by CD Radio on an exclusive basis pursuant to an agreement dated June 14, 1997 in respect of a contemplated private placement of preferred stock of CD Radio. In order for CD Radio to avoid any problems resulting from these potentially conflicting engagements, we would be willing to terminate the June 14, 1997 engagement agreement as explained below.

                  In view of the foregoing, we hereby confirm our agreement with CD Radio that (i) the June 14, 1997 engagement agreement be terminated, effective as of the date hereof, (ii) Sections 3, 5, 6 and 9 of the engagement agreement shall survive such termination, and (iii) CD Radio shall be obligated to pay Libra a fee of $1,237,500 (x) upon closing of any purchases of new preferred stock (or other security proposed by CD Radio, such as convertible debt) and/or exchanges of 5% Preferred Stock by Everest Capital International, Ltd., Everest Capital Fund, L.P., other entities managed by Everest Capital Limited and the Ravich Revocable Trust of 1989, whether on the terms described in the Summary Term Sheet/Commitment pursuant to some modification thereof that may be agreed to by CD Radio and such





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purchasers, or on some other basis, or (y) upon a negotiated termination of the commitments of such purchasers under the June 15, 1997 Summary Term Sheet/Commitment on terms agreed upon by the Company and the purchasers, and
(iv) CD Radio shall not be obligated to pay Libra any fees with respect to purchases of new preferred stock by any other purchasers, whether or not such other purchasers were contacted by Libra during the term of its engagement.

                  Please confirm your agreement to the foregoing by signing this letter in the place indicated below.

                                       Very truly yours,

                                       LIBRA INVESTMENTS, INC.

                                       By:  /s/ Jess M. Ravich
                                          --------------------------
                                           Jess M. Ravich, Chairman
                                           and Chief Executive Officer

Accepted and agreed:

CD RADIO, INC.

By:  /s/ David Margolese
   -------------------------------
     David Margolese, Chairman
     and Chief Executive Officer

cc:      David Batchelder
         John Sullivan





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